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                                 EXHIBIT 23.6

                          CONSENT OF FINANCIAL ADVISOR

                               September 29, 1997


     We hereby consent to the use of our Fairness Opinion addressed to the Board of Directors of Citizens Gwinnett Bankshares, Inc. which is to be used in the Form S-4 Registration Statement and the Prospectus/Proxy Statement forming a part of this Form S-4 Registration Statement and to all references to our firm in such Prospectus/Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                    The Carson Medlin Company



                                    /s/ The Carson Medlin Company